Exhibit 4.1

AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT

AMENDMENT NO.1 TO LOAN AND SECURITY AGREEMENT, dated as of June 23, 2006, by and among Global Crossing Advanced Card Services, Inc., Global Crossing Bandwidth, Inc., Global Crossing Telecommunications, Inc. (collectively, “Borrowers”), certain affiliates of Borrowers, as guarantors (such affiliates, collectively, “Guarantors”), certain financial institutions, as lenders (collectively, the “Lenders”) and Bank of America, N.A., as agent for the Lenders (in such capacity, “Agent”).

WHEREAS, Borrowers, Guarantors, Lenders and Agent are parties to that certain Loan and Security Agreement, dated as of May 10, 2006 (as amended, restated, renewed, extended, supplemented, substituted or otherwise modified from time to time, the “Loan Agreement”); and

WHEREAS, Borrowers have requested that certain provisions of the Loan Agreement be amended as hereinafter set forth, and Agent, for itself and on behalf of the Lenders, has agreed, subject to the terms and conditions herein provided, to make such amendments, all as more fully set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree, notwithstanding anything in the Loan Agreement to the contrary, as follows:

1. Definitions. Each initially capitalized term used herein shall, unless otherwise provided herein, have the meaning ascribed thereto in the Loan Agreement.

2. Amendments. Effective as of the date hereof:

(a) The definition of the term “Eligible Assignee”, as it appears in Section 1.1 of the Loan Agreement, is hereby amended and restated in its entirety to read as follows:

“Eligible Assignee - a Person that is (a) a Lender, U.S. - based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five (5) Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof (or under the laws of Canada or any province thereof), has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA or any other Applicable Law; or (c) during any Event of Default, any Person acceptable to Agent in its discretion.

(b) The definition of the term “Overadvance”, as it appears in Section 1.1 of the Loan Agreement, is hereby amended and restated in its entirety to read as follows:

“Overadvance - as defined in Section 2.1.4.”

(c) The definition of the term “Protective Advances”, as it appears in Section 1.1 of the Loan Agreement, is hereby amended and restated in its entirety to read as follows:

“Protective Advances - as defined in Section 2.1.5.”

(d) The definition of the term “Required Lenders”, as it appears in Section 1.1 of the Loan Agreement, is hereby amended and restated in its entirety to read as follows:

“Required Lenders - Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 50% of the aggregate Revolver Commitments; and (b) if the Revolver Commitments have terminated, Loans in excess of 50% of all outstanding Loans after giving effect to any required settlements; provided that, at all such times as there are only two (2) Lenders hereunder, “Required Lenders” shall mean both such Lenders.”

(e) Section 2.1.4 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“2.1.4 Overadvances. If the aggregate Revolver Loans exceed the Borrowing Base (“Overadvance”) or the aggregate Revolver Commitments at any time, the excess amount shall be payable by Borrowers on demand by Agent (such demand to be made by Agent at its election or at the direction of Required Lenders) , but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed 10% of the Borrowing Base; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $2,500,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be made that would cause the (x) aggregate amount of outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments or (y) sum of the aggregate amount of Overadvances outstanding plus the aggregate amount of Protective Advances outstanding to exceed $5,500,000. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.”

(f) Section 2.1.5 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“2.1.5 Protective Advances. Agent shall be authorized, in its discretion, at any time that a Default or Event of Default exists or any conditions in Section 6 are not satisfied to make Base Rate Revolver Loans (“Protective Advances”) up to an aggregate amount of $5,500,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect any Collateral, or to enhance the collectibility or repayment of Obligations. All Protective Advances shall be Obligations, secured by the Collateral, and shall be treated for all purposes as Extraordinary Expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis, but in no event shall any Protective Advance be made that would cause the (a) outstanding Revolving Loans and LC Obligations to exceed the aggregate Revolver Commitments or (b) sum of the aggregate amount of Overadvance Loans outstanding plus the aggregate amount of Protective Advances outstanding to exceed $5,500,000. Required Lenders may at any time revoke Agent’s authorization to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.”

(g) The first sentence of Section 11.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“If an Event of Default described in Section 11.1(j) or Section 11.1(l) occurs with respect to any Loan Party, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind.”

(h) The first sentence of Section 12.6.1 of the Loan Agreement is hereby amended by deleting the period at the end thereof and by adding the following proviso at the end thereof:

“; PROVIDED, HOWEVER, THAT LENDERS SHALL HAVE NO INDEMNIFICATION LIABILITY PURSUANT THIS SENTENCE WITH RESPECT TO ANY CLAIM INCURRED OR ASSERTED AGAINST AN AGENT INDEMNITEE IF SUCH CLAIM IS DETERMINED, PURSUANT TO A FINAL ORDER ENTERED BY A COURT OF COMPETENT JURISDICTION, TO HAVE ARISEN DIRECTLY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH AGENT INDEMNITEE.”

(i) The first sentence of Section 12.6.2 of the Loan Agreement is hereby amended by deleting the period at the end thereof and by adding the following proviso at the end thereof:

“; provided, however, that Lenders shall have no indemnification liability pursuant to this sentence to indemnify, hold harmless or pay any amounts paid by an Agent Indemnitee under a judgment or court order or by reason of a settlement, or any costs and expenses incurred by an Agent Indemnitee in connection therewith, if it is determined pursuant to final order entered by a court of competent jurisdiction that such Agent Indemnitee’s liability for such amounts arose directly from such Agent Indemnitee’s gross negligence or willful misconduct.”

(j) Paragraph (d) of Section 14.1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(d) without the prior written consent of all Lenders (except a defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Commitment Termination Date; (ii) alter, amend or otherwise modify Section 2.1.4 or Section 2.1.5 to increase the aggregate amount of Overadvances and Protective Advances permitted thereunder, respectively; (iii) amend Section 4.1.3(a) to increase the aggregate amount of Swingline Loans that Agent is permitted to advance (unless the funding is specifically required to be made by all Lenders), (iv) alter Section 5.6, 7.1 (except to add Collateral) or 14.1.1; (v) amend the definitions of Borrowing Base (and the defined terms used in such definition), Pro Rata or Required Lenders; (vi) increase any advance rate, decrease the Availability Block, or increase total Commitments; (vii) release Collateral with a book value greater than $5,000,000 during any calendar year, except as currently contemplated by the Loan Documents; or (viii) release any Obligor from liability for any Obligations.”

3. Acknowledgements and Confirmations.

(a) Each of the Borrowers and Guarantors (each, a “Loan Party”) hereby acknowledges, confirms and agrees that the covenants, agreements and obligations of such Loan Party contained in or incurred under the Loan Agreement or the Other Agreements to which such Loan Party is a party remain, after the execution and delivery by the Loan Parties hereof and after giving effect hereto, the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, and such Loan Party has no valid offset, defense or counterclaim to the enforcement of such covenants, agreements and obligations.

(b) Each of the Loan Parties hereby ratifies and confirms its respective grant to the Agent, for the ratable benefit of the Lenders, of the first priority perfected liens upon, and security interests in, its properties and assets heretofore mortgaged, pledged, granted or assigned to the Agent on behalf of the Lenders under the Loan Agreement and the Other Agreements, and acknowledges and confirms that such first priority perfected liens and security interests, to the extent not heretofore expressly released by Agent in writing, secure and shall continue to secure the Obligations to the Agent and the Lenders under the Loan Agreement and the Other Agreements, subject only to Permitted Encumbrances.

(c) Each of the Loan Parties represents and warrants to Agent and the Lenders that no Default or Event of Default has occurred and is continuing.

(d) Each Loan Party acknowledges and confirms that all representations and warranties made in the Loan Agreement, the Other Agreements and hereunder shall, other than to the extent heretofore expressly waived by Agent in writing, survive the execution and delivery of this Amendment.

4. General Provisions.

(a) Except as specifically set forth herein, no other changes or modifications to the Loan Agreement are intended or implied, and in all other respects the Loan Agreement and the Other Agreements remain in full force and effect in accordance with their respective terms as of the date hereof.

(b) This Amendment shall become effective as of the date first written above upon Agent’s receipt of an original of this Amendment duly executed by each Loan Party. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

(c) This Amendment may be executed in any number of counterparts, all of which counterparts, when taken together, shall constitute one and the same instrument.

(d) This Amendment and the rights and obligations hereunder of each of the parties hereto shall be governed by, and interpreted and determined in accordance with, the laws of the State of New York, without giving effect to conflicts of laws principles that would provide for the application of the law of any other jurisdiction.

(e) WITHOUT LIMITING ANYTHING CONTAINED IN THE LOAN AGREEMENT, TO THE EXTENT LEGALLY PERMISSIBLE, EACH PARTY HERETO WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY LITIGATION RELATING TO TRANSACTIONS UNDER THIS AMENDMENT, THE LOAN AGREEMENT OR ANY OTHER AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

(f) This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BANK OF AMERICA, N.A., as Agent and as a Lender

By:	/s/ Adam Seiden
Title:	VP SR Client Manager

GLOBAL CROSSING ADVANCED CARD SERVICES, INC., as a Borrower

By:	/s/ Roger Kuebel
Title:	Treasurer

GLOBAL CROSSING BANDWIDTH, INC., as a Borrower

By:	/s/ Roger Kuebel
Title:	Treasurer

GLOBAL CROSSING TELECOMMUNICATIONS, INC., as a Borrower

By:	/s/ Roger Kuebel
Title:	Treasurer

GLOBAL CROSSING NORTH AMERICAN HOLDINGS, INC.

GLOBAL CROSSING USA INC.

GLOBAL CROSSING HOLDINGS USA, LLC

GLOBAL CROSSING NORTH AMERICA, INC.

GLOBAL CROSSING LATIN AMERICA & CARIBBEAN CO.

MAC LANDING CORP.

GT LANDING CORP.

GC PACIFIC LANDING CORP.

PAC LANDING CORP.

US CROSSING, INC.

GLOBAL CROSSING EMPLOYEE SERVICES INC.

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GLOBAL CROSSING DEVELOPMENT CO.

GC DEV. CO., INC.

ALC COMMUNICATIONS CORPORATION

GT LANDING II CORP.

GLOBAL CROSSING INTERNET DIAL-UP, INC.

GLOBAL CROSSING MANAGEMENT SERVICES, INC.

SUBSIDIARY TELCO, LLC

GLOBAL CROSSING GLOBALCENTER HOLDINGS, INC.

GLOBAL CROSSING TELEMANAGEMENT, INC.

GLOBAL CROSSING NORTH AMERICAN NETWORKS, INC.

GLOBAL CROSSING LOCAL SERVICES, INC.

GLOBAL CROSSING VENTURES, INC.

GLOBAL CROSSING TELEMANAGEMENT VA, LLC

BUDGET CALL LONG DISTANCE, INC.

METACLORIN INVESTCO II, INC.

EQUAL ACCESS NETWORKS, LLC

OLD INTER EXCHANGE NETWORKS, INC.

BUSINESS TELEMANAGEMENT, INC.

GLOBAL CROSSING GOVERNMENT MARKETS USA, INC.

GLOBAL CROSSING BILLING, INC.

GLOBAL CROSSING TELECOMMUNICATIONS-CANADA, LTD.

GLOBAL CROSSING CONFERENCING -CANADA, LTD.

GLOBAL CROSSING WORLDWIDE CUSTOMER HELP DESK CANADA, LTD., each as a guarantor

By:	/s/ Roger Kuebel
Title:	Treasurer